UNOVA, INC.

MANAGEMENT INCENTIVE COMPENSATION PLAN

(As amended March 30, 2007)

I
PURPOSE

This UNOVA, Inc. Management Incentive Compensation Plan (the "Plan") is intended to provide a significant but variable economic opportunity to selected officers and key employees of UNOVA, Inc. and its subsidiaries; to align management incentives with the achievement of stipulated goals; and to encourage long-term planning and performance. Payments pursuant to Section IX of the Plan are intended to qualify under Section 162(m)(4)(c) of the Internal Revenue Code of 1986, as amended, as excluded from the term "applicable employee remuneration" as used in such Section (such payments are hereinafter referred to as "Excluded Income").

II

DEFINITIONS

"Approved Leave of Absence" shall have the meaning set forth in rules to be adopted by the Committee and shall include in any event a leave of absence for purposes of service in the Armed Forces of the United States.

"Board" shall mean the Board of Directors of UNOVA, Inc.

"Bonus" shall mean a cash amount allocated to a Participant pursuant to the terms of the Plan, including an Incentive Award, and shall comprise both the amount of the award payable currently in cash and the amount allocated to a Participant's bookkeeping account in the Bonus Bank.

"Bonus Bank" shall mean a system of maintaining bookkeeping entries whereby positive or negative amounts may be entered for the account of any Participant as contemplated by Article V, and indicating the balance of each Participant's account, which shall initially be zero, computed by combining any previously-entered amounts, whether positive or negative, but without crediting any amount of interest. The Bonus Bank shall not be funded; no Participant shall have any vested right with respect to specific assets thereof; and all positive balances shown in the accounts of Participants shall be considered a portion of the general assets of the Company and be available to satisfy claims of the Company's creditors.

"Change in Control" shall have the meaning assigned to the term “Change of Control” in Section 13(b) of the Company's 2004 Omnibus Incentive Compensation Plan.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Committee" shall mean the Compensation, Governance, and Nominating Committee of the Board or such other committee as the Board may designate from time to time.

"Company" shall mean UNOVA, Inc., a Delaware Corporation, and its subsidiaries.

"Covered Employees" shall mean Participants designated by the Committee prior to the grant of a bonus award opportunity hereunder who are or are expected to be "covered employees" within the meaning of Section 162(m)(3) of the Code for the Measurement Period in which a Bonus hereunder is payable and for whom the Committee intends that amounts payable hereunder shall constitute Excluded Income.

"Disability" shall mean permanent and total disability as determined for purposes of the Company's Long-Term Disability Plan for the staff of the Company's corporate headquarters as in effect from time to time.

"Disinterested Person" shall mean a member of the Board who qualifies as an "outside director" for purposes of Section 162(m) of the Code.

"Incentive Award" shall have the meaning set forth in Article IX hereof.

"Measurement Period" shall have the meaning set forth in Article IX hereof.

"Participant" shall have the meaning set forth in Article IV hereof.

"Performance Goals" shall have the meaning set forth in Article IX hereof.

"Restricted Stock" shall have the meaning set forth in the Company's 2001 Stock Incentive Plan or any successor plan.

"Retirement" shall mean either (i) retirement from active employment with the Company or a subsidiary at or after age 65 or (ii) early retirement from active employment with the Company or a subsidiary pursuant to the early retirement provisions of the applicable pension plan of such employer.

"Stock" shall mean the Common Stock, par value $.01 per share, of the Company.

"Stock Options" shall mean options to purchase shares of Stock.

"Target Bonus" shall mean the amount determined by multiplying the amount of a Participant's base salary actually paid during the applicable Measurement Period by a percentage designated by the Committee in its sole discretion prior to the commencement of such Measurement Period, or within the first 90 days thereof, which percentage need not be the same for each Participant.

III

ADMINISTRATION

The Plan shall be administered by the Committee or such other committee of the Board designated by the Board which is composed of not less than two Disinterested Persons, each of whom shall be appointed by and serve at the pleasure of the Board.

  In administering the Plan the Committee may at its option employ compensation consultants, accountants, and counsel (who may be the compensation consultants, independent auditors, or outside counsel of the Company) and other persons to assist or render advice to the Committee, all at the expense of the Company.

Except as limited by law or by the Company's Certificate of Incorporation or By-laws, and subject to the provisions hereof, the Committee shall have authority to select Participants in the Plan upon the recommendation of the Chief Executive Officer; determine the size and types of awards; determine the terms and conditions of earning awards; determine the time or times and method of payment thereof; interpret the Plan; establish, amend, or waive rules and regulations for the Plan's administration; and, subject to Article VI, amend the terms and conditions of the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. Subject to the provisions hereof, the Committee may adopt written guidelines for the implementation and administration of the Plan. All determinations and decisions of the Committee arising under the Plan shall be final, binding, and conclusive upon all parties.

IV

ELIGIBILITY

The Committee shall, in its sole discretion, determine for each Measurement Period those officers and other key employees of the Company who shall be eligible to participate in the Plan (the "Participants") for such Measurement Period. Nothing contained in the Plan shall be construed as or be evidence of any contract of employment with any Participant for a term of any length, nor shall participation in the Plan in any Measurement Period by any Participant give any person the right to participate in the Plan in any subsequent Measurement Period.

V

DETERMINATION OF BONUS; BONUS BANK

Subject to Article IX hereof, the form, amount, and manner of and time of payment of each Bonus to a Participant shall be determined by and at the discretion of the Committee. The Committee may (but must, in the case of Participants who are Covered Employees) condition the earning of a Bonus upon the attainment of specified Performance Goals measured over a period not greater than one year relating to the Participant or the Company, or a subsidiary or division of the Company for or within which the Participant is primarily employed, or upon such other factors or criteria as the Committee shall determine, which Performance Goals (or other factors or criteria) may be different for each Participant. Bonuses under the Plan will consist of a cash amount, based upon the relationship of the Target Bonus to the degree of achievement of such Performance Goals during the Measurement Period. Bonuses under this Plan for Covered Employees shall be subject to preestablished Performance Goals in accordance with Article IX hereof. The Committee shall determine the extent, if any, to which such cash amount shall be paid currently to the Participant, by stipulating either a fixed amount or a percentage of the cash amount determined under the Plan, with the remainder of such cash amount (unless the Committee otherwise determines) to be credited to the account of the Participant in the Bonus Bank.

  In each year in which this Plan is in operation, so long as CVA shall be one of the designated Performance Goals for a majority of the Participants during such fiscal year, each Participant shall receive one-third of any positive balance of such Participant's Bonus Bank account as at the date on which Annual Bonus amounts of Participants are determined (after adjusting the Bonus Bank for the effect, if any, of the current year's prorated positive or negative amounts). If for any year CVA shall not be one of the designated Performance Goals for a majority of the Participants, the Committee may prescribe a different schedule for payment of any balances of Participants' bookkeeping accounts in the Bonus Bank.

If the minimum Performance Goals are not attained, the cash amount so determined from the relationship of the Target Bonus to the degree of achievement of the Performance Goals may be a negative amount and may, if so determined by the Committee, be recorded in whole or in part as a charge to the Participant's account in the Bonus Bank.

     The Committee may, in its sole discretion, increase or decrease the amount of any Bonus payable to a Participant (but may not increase the amount of any Bonus payable to Covered Employees) and may award Bonuses to Participants (other than Covered Employees except as provided in Article VI) even though the Performance Goals applicable to the award of the Bonuses are not achieved.

VI

TERMINATION OF EMPLOYMENT

In the event a Participant's employment is terminated by reason of death, Disability, or Retirement, or the Participant shall have commenced an Approved Leave of Absence, the Bonus determined in accordance with Article V hereof shall be calculated to reflect participation prior to employment termination only. The reduced award shall be determined by multiplying such Bonus by a fraction, the numerator of which is the number of full months of employment in the Measurement Period through the date of employment termination, and the denominator of which is 12. In the case of a Participant's Disability, the employment termination shall be deemed to have occurred on the date all of the conditions of Disability have been satisfied, as determined by the Committee. Except as otherwise provided in any agreement or plan of the Company to which the Participant is party or in which he or she participates providing for payments following a Change in Control, in the event that a Participant's employment is terminated prior to completion of a Measurement Period for any reason other than death, Disability, or Retirement, and the Participant shall not have been on an Approved Leave of Absence at the time the Participant's Bonus would have been determined, all of the Participant's rights to a Bonus for such Measurement Period shall be forfeited. However, the Committee may, in its sole discretion, pay an award prorated in the manner described above for the portion of the Measurement Period that the Participant was employed by the Company.

        Furthermore, in the event a Participant's employment is terminated by reason of death, Disability, or Retirement, or if the Participant's employment is terminated under circumstances which the Committee in its sole discretion deems to have been a termination without cause, the Participant shall within 30 days' following the next date on which annual Bonus amounts of Participants are determined be paid in cash any positive balance in the Participant's bookkeeping account in the Bonus Bank after adjusting the Bonus Bank for the effect, if any, of the current year's negative or positive amounts. Notwithstanding the foregoing, any involuntary termination of a Participant's employment (other than by reason of death, Disability, or Retirement) which occurs within a period of one year following a Change in Control shall be conclusively deemed to have been a termination without cause. If the balance of the Participant's account as of the date of such determination of Bonus amounts following termination of employment is negative, such negative amount shall be disregarded for all purposes and may not be offset in whole or in part against any other amount then payable to the Participant.

VII

AMENDMENT AND TERMINATION

The Board shall have the right to modify the Plan from time to time but no such modification shall, without prior approval of the Company's shareholders, change Section (c) of Article IX of this Plan to alter the criteria on which the Performance Goals are based, to increase the amount of the limitation on certain awards set forth in Section (e) of Article IX, or increase the benefits accruing to Participants hereunder who are Covered Employees, or, without the consent of the Participant affected, impair any Bonus awarded prior to the effective date of the modification.

VIII

MISCELLANEOUS

Bonus payments shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law.

IX

PROCEDURES FOR CERTAIN DESIGNATED PARTICIPANTS

Bonuses under the Plan awarded to Participants who are Covered Employees shall be subject to preestablished Performance Goals as set forth herein. Notwithstanding Article V hereof, the Committee shall not have discretion to modify the terms of awards to such Participants except as specifically set forth in this Article IX.

(a)    Target Bonus.    Prior to the commencement of a Measurement Period, or within the first 90 days thereof, the Committee shall grant bonus award opportunities to such of the Participants who may be Covered Employees, payment of which shall be conditioned upon satisfaction of specific Performance Goals measured over a period not greater than one year established by the Committee in writing at the time of grant of the award opportunities. An award to a Covered Employee (an "Incentive Award") shall consist of a cash amount to be based upon the relationship between the Participant's Target Bonus and the degree to which the applicable Performance Goals are achieved, which amount may, in the event the minimum Performance Goals are not achieved, be a negative amount. The Committee may, in its sole discretion, reduce the amount which would otherwise be payable with respect to a Measurement Period (under which circumstances the Participant will have no right to receive the amount of such reduction even if the Performance Goals are met).

(b)    Measurement Period.    The Measurement Period will be a period of one fiscal year, unless a shorter period is otherwise selected and established in writing by the Committee at the time the Performance Goals are established with respect to a particular Incentive Award (the period so specified being herein referred to as the "Measurement Period").

(c)    Performance Goals.    The performance goals ("Performance Goals") established by the Committee at the time an award opportunity is granted shall comprise specified levels of one or more of the following factors: basic earnings per share ("BEPS"), business operating profit ("BOP"), cash value added ("CVA"), diluted earnings per share ("DEPS"), earnings before taxes ("EBT"), net debt to sales ("NDS"), net working asset performance to sales ("NWA"), return on capital utilized ("ROCU"), return on tangible equity ("ROTE"), return on equity ("ROE"), return on assets ("ROA"), return on capital ("ROC"), cash flow ("CF"), revenue growth ("RG"), revenue ("RV"), or return on revenue ("ROR") of the Company or of its applicable business unit, as appropriate. For purposes of this Plan, BEPS, BOP, CVA, DEPS, EBT, NDS, NWA, ROCU, ROTE, ROE, ROA, ROC, CF, RG, RV, or ROR shall have the meanings set forth in Exhibit A hereto.

(d)    Payment of an Incentive Award.    At the time the opportunity to receive an Incentive Award is granted, the Committee shall prescribe a formula to determine the percentage of the Target Bonus award which will constitute the Bonus amount based upon the degree of attainment of the Performance Goals during the Measurement Period. If the minimum Performance Goals established by the Committee are not met, no award will be made to a Participant who is a Covered Employee (however, a negative account may in such case be recorded in the Participant's account in the Bonus Bank). To the extent that the minimum Performance Goals are satisfied or surpassed, and upon written certification by the Committee that the Performance Goals have been satisfied to a particular extent and any other material terms and conditions of the Incentive Awards have been satisfied, an Incentive Award shall be made in accordance with the prescribed formula based upon a percentage of the Participant's Target Bonus unless the Committee determines, in its sole discretion, to reduce the payment to be made. The Committee shall also determine, by prescribing a dollar amount or a formula, what portion of the Incentive Award shall be paid on a current basis to the Participant and what portion shall be credited to the Participant's account in the Bonus Bank.

(e)    Maximum Payable.    The maximum amount of an Incentive Award made to a Covered Employee, comprising both the portion thereof paid currently in cash and the portion thereof credited to the Participant's bookkeeping account in the Bonus Bank, for any fiscal year of the Company shall be $5,000,000. The maximum amount which may be paid to a Covered Employee pursuant to the Plan during any fiscal year shall be such Covered Employee's Incentive Award for the preceding fiscal year plus any portion of his or her prior Incentive Awards credited to such person's Bonus Bank account but not previously paid.

X

DEFERRAL ELECTIONS

The Committee may at its option establish procedures pursuant to which Participants are permitted to defer the receipt of Bonuses otherwise payable currently in cash hereunder. The Committee may also determine that all or a portion of a Bonus awarded hereunder will, or may at the option of the Participant, be paid in Stock, Stock Options, or Restricted Stock having such terms and conditions as the Committee may in its sole discretion determine.

XI

EFFECTIVE DATE

This Plan shall become effective on the date of its adoption by the Board and shall supersede in its entirety the Management Incentive Compensation Plan which was in effect for 1998. The Plan shall be submitted to the shareholders of the Company for approval at the 1999 Annual Meeting of Shareholders.

XII

OTHER AWARDS

Nothing in this Plan shall limit the power of the Company to award any annual or longer-term incentive compensation, whether payable in cash, Stock, Stock Options, or Restricted Stock of the Company, or otherwise, to any employee of the Company or any subsidiary thereof under any other arrangement, contract, or understanding, whether written or not, regardless of whether or not such employee is a Participant in this Plan.

XIII

BENEFICIARY DESIGNATION

Each Participant under the Plan may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit, including without limitation the payment of any positive balance of a Participant's account with the Bonus Bank, under the Plan is to be paid in case of the Participant's death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and shall be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, or if the designated beneficiary is no longer living, benefits shall be paid to the surviving member(s) of the following classes of beneficiaries, with preference for classes in the order listed below:

(a)	Participant's spouse (unless the parties were divorced or legally separated by court decree);

(b)	Participant's children (including children by adoption);

(c)	Participant's parents (including parents by adoption); or

(d)	Participant's executor or administrator.

Payment of benefits under the Plan following a Participant's death shall be made exclusively to the member(s) of the first class, in the order listed above, which has surviving member(s). If that class has more than one member, benefit payments shall be made in equal shares among members of that class.

EXHIBIT A

DEFINITIONS

Basic Earnings Per Share (BEPS)

        Income available to common stockholders of the Company excluding the cumulative effect on prior years of an accounting change net of income taxes and the after tax charges that may result from the acquisition of research and development associated with acquiring a business entity, a line of business, or a technology, divided by the weighted-average number of common shares of the Company outstanding during the applicable period. Shares issued during the applicable period and shares reacquired during the applicable period shall be weighted for the portion of the period that they were outstanding.

Business Operating Profit (BOP)

        Total Sales less Total Cost of Sales less Marketing expense less General and Administrative Expenses plus Other Income or minus Other Expense.

Capital

        The sum of all interest-bearing debt, including debt with imputed interest, and total equity.

Capital Charge Percentage

        Represents the risk adjusted cost of capital charge expressed as a percentage established for the Company and each business unit as determined by the Holt Associates, Inc. model.

Capital Utilized

        Total equity, plus Notes Payable, plus Current Portion of Long-Term Debt plus Long-Term Debt, plus Advances from Corporate (less if net Advances are to Corporate), less Investments in Consolidated Subsidiaries.

Cash Flow (CF)

        The sum of Net Income plus depreciation and amortization.

Cash Value Added (CVA)

        Gross Cash Flow minus the product of Gross Investment times Capital Charge Percentage, plus any amounts borrowed from CVA Bank, less any amounts repaid to the CVA Bank.

CVA Bank

        CVA Bank means, with respect to each approved project or approved acquisition, a bookkeeping record of an account used to defer negative CVA generation to later fiscal periods. All deferred negative CVA amounts will incur an annual capital charge of the respective business unit. For purposes of this definition, an "approved acquisition" shall be any acquisition of the stock or assets of another entity which has been approved by the Company's Board of Directors, and an "approved project" shall be one which has been designated as eligible for CVA Bank treatment by the Committee during the first 90 days of the fiscal year in which such deferral account is established.

Consolidated Pre-Tax Income

        Net Income of the Company and its Consolidated Subsidiaries before taxes and before giving effect to extraordinary items.

Diluted Earnings Per Share (DEPS)

        DEPS is computed in the same manner as BEPS; however, the weighted-average number of common shares of the Company outstanding during the applicable period is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares resulting from stock options or other common stock equivalents had been issued.

Earnings Before Taxes (EBT)

        Net income plus provision for income tax.

Gross Cash Flow

        Annual BOP plus depreciation, amortization, rental expense, and research and development expense, less taxes paid, plus increases in or less decrease in non-operating accrued other expenses, plus net decrease in pension asset, less net increase in pension asset.

Gross Investment

        Average Capital Utilized plus accumulated depreciation, capitalization of research and development expense for the most recent five fiscal years and rental expense, less deferred tax assets, less pension assets, plus fixed asset inflation adjustment, plus non-operating accrued other expenses.

Net Debt to Sales (NDS)

        Average net debt (computed on a monthly basis) divided by sales. Net Debt is the total debt (comprising notes payable and long-term obligations) less cash and marketable securities.

Net Income

        Net Income (Loss) shall include income (loss) from continuing operations before provision for income taxes; provision for income taxes; income from discontinued operations net of applicable income taxes; and effect on income from extraordinary items net of applicable income taxes. Net Income shall not include the cumulative effect on prior years of an accounting change net of income taxes and the after tax charges that may result from the acquisition of research and development associated with acquiring a business entity, a line of business, or a technology.

Net Revenue (NR)

        Total net sales and service revenue after adjustments for all discounts, returns, and allowances.

Net Working Asset Performance to Sales (NWA)

        Average net working assets (computed on a monthly basis) divided by sales. Net working assets are net accounts receivable plus net inventory minus accounts payable.

Return on Assets (ROA)

        BOP divided by average assets (computed on a monthly basis).

Return on Capital (ROC)

        Income before interest and taxes divided by average annual capital (computed on a monthly basis).

Return on Capital Utilized (ROCU)

        BOP divided by average Capital Utilized (computed on a monthly basis).

Return on Equity (ROE)

    Net Income divided by beginning equity.

Return on Revenue (ROR)

        BOP divided by total Net Revenue expressed as a percent.

Return on Tangible Equity (ROTE)

        Net Income divided by beginning tangible equity.

Revenue (RV)

  Revenue as reported on the Company's annual financial statements.

Revenue Growth (RG)

        The increase in revenue for the current fiscal year, expressed as a percent, above a specified base line period.